Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan, L3 Technologies, Inc. Master Savings Plan and the Aviation Communications & Surveillance Systems 401(k) Plan of our report dated August 27, 2018, except for the retrospective changes for revenue and periodic pension and postretirement benefit costs described in Note 2 and the subsequent event described in Note 25, as to which the date is December 13, 2018, with respect to the consolidated financial statements and schedule of L3Harris Technologies, Inc. (formerly known as Harris Corporation) included in its Current Report on Form 8-K dated December 13, 2018, and our report dated August 27, 2018, with respect to the effectiveness of internal control over financial reporting of L3Harris Technologies, Inc. (formerly known as Harris Corporation),  included in its Annual Report (Form 10-K) for the year ended June 29, 2018, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orlando, Florida
July 1, 2019